Marni Lemons  (317)261-8219
                                          Susan Hanafee (317)261-8763








                IPALCO To Delay Construction of Power Plant

     Indianapolis, IN., September 28, 1994 -- IPALCO Enterprises, Inc., the parent company of Indianapolis Power & Light Company (IPL), announced today that IPL will further delay the construction of a new, base-load power plant in Switzerland County in Southern Indiana, to a date beyond the Company's current five-year Construction Program.

     "As part of our ongoing efforts to keep costs as low as possible, we have intentionally orchestrated a flexible start date for this project. This will allow us to take advantage -- as long as possible -- of supplies of bulk power, which we believe will be available several years into the next decade," said John R. Hodowal, IPALCO Chairman and President.

     "Our focus will continue to be -- as it has been in the past
 -- to assure a reliable supply of low-cost electricity for our customers. And even though we are delaying the construction of about 800 megawatts of new co-owned, base-load, coal-fired electric generating capacity, we will not allow our quality of service to deteriorate," Hodowal added.

     He stressed that IPALCO remains committed to the communities in Switzerland County and to the location near Patriot, Indiana, as a priority site when a new base-load power plant resurfaces as part of IPALCO's generation program.

     "It is our responsibility to continually analyze and refine our options -- from power purchases to combustion turbine construction -- in our search for the most reliable, low-cost power. And as a result of this continuing analysis, construction can be delayed for several years without affecting the quality of service to our customers," Hodowal said.

     IPALCO Enterprises, Inc., is a multi-state energy company providing a variety of energy products and services. Its principal subsidiary, Indianapolis Power & Light Company, provides electric service to approximately 400,000 commercial, residential and industrial customers in Indianapolis and in portions of other Central Indiana communities.

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                                                       Exhibit 99